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                                                                   EXHIBIT 10.38

[CADMUS COMMUNICATIONS LETTERHEAD]


May 22, 2003


PERSONAL AND CONFIDENTIAL - BY HAND

Joseph Ward
President, Cadmus Professional Communications
c/o Cadmus Communications Corporation
1801 Bayberry Court
Richmond, Virginia 23226


Dear Joe:

This letter confirms the agreements we have reached regarding the termination of your employment with Cadmus Professional Communications and Cadmus Communications Corporation (together, "Cadmus").

1.       Change in Status of Employment.

(a) Effective at the close of business on June 30, 2003 (the "Status Change Date"), you will be relieved of all responsibilities associated with active employment at Cadmus. In addition, effective at the earlier of (i) the date on which you begin other, full-time employment or (ii) the close of business on the date one year following the Status Change Date, your employment with Cadmus will terminate (the "Termination Date").

(b) Within five business days after accepting other, full-time employment, you agree to notify me, or my office, of your acceptance of such employment and the date such employment will begin. Your failure to provide such notice is a material breach of this agreement, and Cadmus will pursue all avenues available to recover fully the value or cost of any benefits you should not have received under the terms of this agreement.

(c) You further agree that you will not make any statement or take any action which disparages the reputation of Cadmus or any of its subsidiaries, affiliates, officers, directors or employees, and Cadmus will not make any statement or take any action which disparages your reputation. You acknowledge that, in the event of a breach or violation by you of this provision, Cadmus may, in addition to any other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due to you hereunder and recover from you any damages to Cadmus caused by or otherwise resulting from such breach or violation.

(d) Effective at the close of business on the Status Change Date, you are no longer considered by Cadmus to be a Section 16 Insider. However, for the six months immediately following the Status Change Date, you will remain subject to Cadmus' notice and pre-clearance rules for directors and Cadmus-level executive officers with respect to any acquisition or disposition of Cadmus stock and may be required to file


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May 22,2003


Section 16 forms. In addition, as a non-Section 16 Insider, you will still be prohibited by the federal securities laws and by Cadmus' Policy on Trading on Material Non-Public Information from trading in Cadmus stock on the basis of material non-public information.

2.       Payments and Benefits Following Status Change Date.

(a) From the Status Change Date through June 30, 2004, Cadmus will pay you at your current annual base salary excluding your car allowance. All payments made to you under this Section 2(a) will be subject to withholding and deductions as provided by applicable law. Part-time consulting work, temporary employment or other work in which you may engage on a part-time basis will not be considered "other, full-time" employment for the purposes of this agreement.

(b) From the Status Change Date until the Termination Date, you will continue to participate in Cadmus' group medical, dental, vision, and associate life insurance plans based on your current enrollment in these plans, as if you were actively employed.

(c)      i)       After the Status Change Date, you will no longer be covered under any other Cadmus benefit plans, including short- and long-term disability, AD&D, family life and AD&D and personal leave accrual, nor will you be eligible to accrue additional benefits under Cadmus' 401(k) or pension plan.

         ii) Except as provided below, you will be entitled to receive any Annual Incentive bonus under the Annual Incentive Plan that you would otherwise have been eligible to receive for Fiscal Year 2003 had you been actively employed on the dates such bonus is determined and paid and you will be treated no differently than any other bonus eligible CPC associate. You are guaranteed a minimum of 50% of your Annual Incentive Plan target or $81,250 (($325,000 x .5) x .5) regardless of the performance of CPC in Cadmus' Q4. Should CPC achieve NOP in Cadmus' Q4 of $7.75 million (excluding only the reversal of the approximately $300,000 accrual for LWW), then you will be paid an additional 25% for a total of 75% of your Annual Incentive Plan target or $121,875.00 (($325,000.00 x .5) x ..75). Whether you receive the additional 25% to reach 100% of your Annual Incentive Plan target will depend on CPC's and Cadmus' results for Q4 including Cadmus' ability to cover the 401(k) discretionary match and still make its Earnings Per Share target of $.33. In all events, however, any reduction in your bonus from 100% will be consistent with similar ratable reductions to bonus-eligible executives within the PSG Group. Any such bonus that you are eligible to receive hereunder shall be paid at the same time and in the same manner as it is paid to other bonus eligible associates. If other Cadmus associates are not eligible for an award, your bonus shall be paid to you in a lump sum after Cadmus' August 2003 Board of Director's Meeting.

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(d)      If you presently hold Cadmus Stock Options, your options will expire three months following the Termination Date as specified in your Stock Option Agreement.

(e) All right, title and interest in your computer (type, serial number ____________________), PDA (make _______) and cell phone (model
___________) will transfer to you following the Status Change Date. Your computer must be submitted to our IT department to be cleaned of any Cadmus confidential information on the Status Change Date. In addition you will be responsible for entering into your own cell phone contract following the Status Change Date.

3.       Payments and Benefits Following Termination Date.

         After the Termination Date, you will no longer be covered under Cadmus' group medical, dental, vision, or associate life insurance plans.
Notwithstanding, it is acknowledged and agreed that you will be entitled to healthcare benefit continuation under COBRA and you will receive further notification of such rights.

4. Public Statements Regarding Status Change and Termination. Cadmus and its respective associates and agents will publicly characterize and describe the reasons for your status change and separation from Cadmus as a voluntary resignation.

5.       Waiver of Employment Discrimination Claims and other Legal Rights.

(a) You acknowledge that there are laws and regulations prohibiting employment discrimination, retaliation and wrongful discharge pursuant to which you may have rights or claims. These include Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, as well as other federal, state and local executive orders, statutes and regulations. You also acknowledge that there are other common law theories, including laws of contract and tort, which may relate to your employment rights.

(b) You hereby waive and release any rights or claims that you may have as described generally in Paragraph 5(a), and under any other laws, whether with respect to Cadmus, its former and current associates, officers, directors, agents, successors or its affiliates, provided that you do not waive any rights or claims conveyed in this agreement.

(c) It is agreed and you acknowledge that (i) you have had at least twenty-one (21) days to consider the terms and conditions of this agreement;
(ii) you are and have been advised in writing to consult with an attorney before signing this agreement; (iii) the


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May 22, 2003


consideration to you for signing this agreement are the arrangements, benefits and payments set forth above, which are in addition to any other compensatory rights or benefits to which you may have been entitled prior to the execution of this agreement; (iv) you will have seven (7) days from the date you sign this agreement to revoke this agreement by notifying me or my office; and (v) this agreement shall not become effective or enforceable until after the aforesaid seven-day revocation period has expired.

6. Confidential Information. You agree that you will keep strictly confidential and will not disclose, directly or indirectly, to anyone except your immediate family and your attorney (i) the circumstances and occurrences leading to this agreement, (ii) the terms and conditions of this agreement, and
(iii) any proprietary, confidential or trade secret document or information of Cadmus, or of its subsidiaries, affiliates, officers, directors or associates, that you have or have had in your possession or of which you are/were aware, relating to your employment with Cadmus or to the business and operations of Cadmus, for so long as such information is not in the public domain. This commitment is not intended to shorten any period of protection of the confidentiality of any such information that is otherwise provided by applicable law. You further agree that you will not make any statement nor take any action, either directly or indirectly, which might adversely reflect upon Cadmus or its subsidiaries and affiliates, or upon any current or former officers, directors or associates of Cadmus or its subsidiaries and affiliates.

7. Covenant not to Compete. You agree that for the period beginning with the effective date of this agreement and ending on December 31, 2004, unless otherwise agreed in writing by the parties hereto, you will not, directly or indirectly, compete or engage in activities competitive with the businesses in which Cadmus is engaged during such period of restriction, by being employed by, engaged by, consulting with, advising, owning more than 2% of the publicly traded securities of, or otherwise aiding or assisting the following companies and firms that you acknowledge are direct competitors of Cadmus: The Sheridan Group, including, without limitation, The Sheridan Press and The Capital City Press; Allen: Fry Communications; Brown Printing Company; R.R. Donnelley & Sons Company; Banta Corporation; High Wire; TechBooks; TechBooks India; Technical Typesetting Incorporated; MacMillan India Ltd.; Ingenta; Courier and Springer Publisher Services, including any affiliates or co-venturers of such competitors that are also engaged in businesses that are competitive with Cadmus.

8. Non-solicitation of Customers. You agree that during the period beginning with the effective date of this agreement and ending on December 31, 2004, you will not directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate any customer, any person or entity that has been a customer of Cadmus at any time during the last two (2) years of your employment with Cadmus, or actively sought prospective customer of Cadmus for the purpose of providing such customer, former


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customer or actively sought prospective customer with services or products competitive with those offered by Cadmus during your employment with Cadmus, or those that were under development during your employment with Cadmus. To the contrary, to the extent you have contact with or do work for a Cadmus customer you will, to the extent possible, use reasonable efforts to retain the existing relationship with Cadmus.

9. Non solicitation of Associates. You agree that during the period beginning with the effective date of this agreement and ending on December 31, 2004, you will not directly or indirectly, alone or in conjunction with any other party, solicit for employment, divert from employment with Cadmus or offer to hire any associate of Cadmus, or any of its subsidiaries or affiliates, who was employed by Cadmus at any time on or after May 1, 2003.

10. Remedies for Breach. You acknowledge and agree that in the event of a breach by you of the confidentiality, non-competition or non-solicitation provisions hereof, Cadmus may, in addition to any other rights and remedies it may have at law or in equity, withhold any amounts or benefits otherwise payable or due hereunder, recover any and all amounts already paid to you hereunder, and seek and obtain, without posting bond, an injunction prohibiting any further violations.

11. Acknowledgment of Understanding and Voluntariness. You acknowledge that you understand completely everything set forth in this agreement, that you have had ample opportunity to review this agreement and all its ramifications with an attorney of your own choosing, that you have entered into this agreement voluntarily, without any coercion whatsoever, of your own free will, and that you intend legally to be bound by this agreement.

12. Entire Agreement. This agreement constitutes the entire agreement between Cadmus and you with respect to the subject matter hereof, and may not be construed as an admission of liability, wrongdoing, or discrimination by Cadmus, or any of its subsidiaries, affiliates, officers, directors, associates or agents.

13. Severability, If any provision hereof shall be determined to be unenforceable, such fact shall not invalidate or render unenforceable any other provision hereof.

14. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.


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15.      Governing Law. This agreement shall be deemed to have been made in the
Commonwealth of Virginia and shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia.

If the foregoing is acceptable to you, please sign in the space indicated below and return this agreement to me.

Sincerely,

/s/ Stephen E. Hare

Stephen E. Hare
President, Publisher Services Group

CC: Lisa Licata
    Bruce Thomas


Accepted and agreed to:


By:     /s/ Joseph Ward                  Date:      June 2, 2003
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